                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             CILCORP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                              March 13, 1998

     To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of CILCORP Inc. which will be held at 300 Liberty Street, Peoria, Illinois, on April 28, 1998 at 10:00 AM, Central Time. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your shares be represented at the meeting. Please complete, sign and date the enclosed Proxy and return it in the envelope provided as soon as possible.

     Your continued interest and cooperation are greatly appreciated.

                                              Sincerely,

                                              Robert O. Viets
                                              President and Chief
                                                Executive Officer

                                  CILCORP INC.
                       300 HAMILTON BOULEVARD, SUITE 300
                             PEORIA, ILLINOIS 61602
                            NOTICE OF ANNUAL MEETING

                                                                  March 13, 1998
Dear Shareholders:

The Annual Meeting of Shareholders of CILCORP Inc. will be held on Tuesday, April 28, 1998 at 10:00 AM, Central Time, at 300 Liberty Street, Peoria, Illinois 61602 for the following purposes:

    1.  To elect three members of the Board of Directors;

    2.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 20, 1998 are entitled to vote at the meeting.

By Order of the Board of Directors,
John G. Sahn
Vice President, General Counsel and Secretary

                                    IMPORTANT
      It is important that your shares be represented at the meeting. Please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted.

                                PROXY STATEMENT

GENERAL

      This statement is furnished in connection with a solicitation of proxies by the Board of Directors of CILCORP Inc. (the "Company" or "CILCORP"), for use at the Annual Meeting of Shareholders to be held on Tuesday, April 28, 1998 at 10:00 AM, Central Time, at 300 Liberty Street, Peoria, Illinois, and any adjournment thereof. The executive offices of the Company are located at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602. The shares represented by your proxy will be voted as directed therein if the proxy is duly executed and returned prior to the meeting. If no choice has been specified, the persons named in the proxy intend to vote for the election of the nominees listed herein. You may revoke your proxy by a duly executed later proxy, or at any time before it is exercised by written notice to the Secretary of the Company, received prior to the time of the meeting, or orally at the meeting.

      Shareholders of record participating in the Company's Investors Choice Automatic Reinvestment and Stock Purchase Plan will receive one proxy for shares held of record as well as shares held for that person's account under such Plan. Shares in the account of an employee participating in the savings plans of the Company's subsidiaries, Central Illinois Light Company ("CILCO") or QST Enterprises Inc. ("QST"), will be voted in accordance with the employee's instructions; or, if no instructions are given, pursuant to the trust agreements pertaining to the plans.

      The expense of the solicitation of proxies is being borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies either personally, or by telephone, e-mail or fax. The Company will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to their principals, the beneficial owners of the stock. The Company has arranged for D. F. King & Co., Inc., for a fee of approximately $8,500, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, e-mail, fax or in person.

      The annual report of the Company for the year ended December 31, 1997 is being sent, along with the Notice of Annual Meeting, this Proxy Statement and the accompanying Proxy, to all shareholders of record at the close of business on February 20, 1998, which is the record date for the determination of shareholders entitled to vote at the meeting. These items are to be first mailed to shareholders on or about March 13, 1998.

VOTING SECURITIES AND PRINCIPAL HOLDERS

      On February 20, 1998, the record date for the meeting, the outstanding voting stock of the Company consisted of 13,610,680 shares of common stock, no par value (the "common stock"). Each share of common stock entitles the holder thereof to one vote upon each matter coming before the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

      As of March 3, 1998, the following information, regarding beneficial ownership of the Company's equity securities, is furnished with respect to each person or group of persons acting together who, as of such date, is shown on the Company's stock records to be the registered owner of more than 5% of any class of the Company's voting securities and no independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

                                                       AMOUNT AND
                                                       NATURE OF
 CLASS OF                                              BENEFICIAL   PERCENT OF
   STOCK      NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP       CLASS
-----------  ---------------------------------------  ------------  -----------
Common       FMR Corp.                                   819,700(1)       6.02%
             82 Devonshire Street
             Boston, MA 02109

-------

(1) According to schedule 13G dated February 14, 1998, filed by FMR Corp., they have sole voting power regarding 147,000 shares and sole dispositive power with respect to 819,700 shares.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth as of December 31, 1997 the beneficial ownership of the Company's common stock (including ownership of stock in the CILCO Employees' Savings Plan and the QST Enterprises Inc. Profit Sharing and Savings Plan as of December 31, 1997) by all directors (including nominees for director), the executive officers included in the Summary Compensation Table herein, and all directors and officers as a group. The following table also sets forth as of January 1, 1998 the common stock units held by directors participating in the Company's and CILCO's Deferred Compensation Stock Plans.

                                                                          COMMON STOCK
                                                                    ------------------------
NAME OF BENEFICIAL OWNER                                             SHARES(1)    UNITS(2)
------------------------------------------------------------------  -----------  -----------
Marcus Alexis                                                            1,100        3,838
John R. Brazil                                                             400           52
Willard Bunn III                                                         1,200        1,544
Jerry D. Caulder                                                           100
Homer J. Holland                                                           500           93
H. Safford Peacock                                                       1,000        7,301
Katherine E. Smith                                                         958        4,635
Richard N. Ullman                                                        1,646        5,501
Robert O. Viets                                                         10,843        7,601
Murray M. Yeomans                                                        1,250        7,058
J. Mark Elliott                                                            801
William M. Shay                                                          7,069
James F. Vergon                                                          5,810
Thomas S. Romanowski                                                     4,465
All directors and officers as a group                                   39,564       37,623

-------

(1) In each case, the named individual or his spouse has sole voting and investment power. The directors and officers individually and as a group own less than one percent of the Company's common stock.

(2) Compensation deferred under the Deferred Compensation Stock Plans is converted into units of common stock based upon the market price of such stock on the trading date next following the date payment would have been made to the director. Additional amounts are credited to the director's account equal to common stock dividends paid, and are treated as automatically reinvested in the Company's common stock.

1.  ELECTION OF DIRECTORS

      The Board of Directors consists of ten members, divided into three classes, with members of each class serving a three-year term. At the 1998 Annual Meeting, the shareholders will elect three persons as directors with terms continuing until the Annual Meeting of Shareholders in 2001 or until their respective successors are elected and qualified. The remaining seven directors will continue to serve as set forth below, with three directors having terms expiring April 1999 and four directors having terms expiring April 2000. To be elected a director, a nominee must receive the affirmative vote of a majority of the Company's outstanding shares represented at the meeting and entitled to vote. In a case where there are more nominees than vacancies, the nominees receiving the highest number of votes will be elected. All of the nominees are now directors of the Company and all have agreed to serve if elected. The nominees and directors are listed below, together with biographical information.

      The Board of Directors has no reason to believe that the nominees will not be available, but in the event that a vacancy among the original nominees is occasioned by death or any other reason prior to the meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERMS EXPIRING APRIL 2001

WILLARD BUNN III
SENIOR VICE PRESIDENT AND MANAGING DIRECTOR IN               [PHOTO1]
THE FINANCIAL SERVICES UNIT
ABN AMRO INCORPORATED, CHICAGO, ILLINOIS
Director of CILCORP since 1994
Member of Audit and Finance Committees
      Mr. Bunn was born at Springfield, Illinois in 1943.
He graduated from Princeton University in 1966 with a
degree in history and received his master's degree in
business administration from The Darden School at the
University of Virginia in 1968. He was associated with
Chemical Bank from 1968 to 1978 serving in various
capacities, including vice president and group head of
domestic depository institutions. He joined Marine Bank of
Springfield in 1978 as an executive vice president and was
subsequently elected president in 1980 and chairman and
chief executive officer in 1989. In 1992, Mr. Bunn became
chairman and chief executive officer of Banc One Illinois
Corporation (which merged with Marine Bank). He retired
from these positions on December 31, 1994 and joined The
Chicago Corporation (which later merged to become ABN AMRO
Incorporated) on April 1, 1995. Mr. Bunn serves on the
boards of various local and state business and civic
organizations.

HOMER J. HOLLAND
PRESIDENT OF HOLLAND PARTNERS, INC.                          [PHOTO]
CHICAGO,
ILLINOIS
Director of CILCORP since 1994
Member of Compensation and Director Affairs Committees
      Mr. Holland was born at Madison, Wisconsin in 1941.
He is a 1963 graduate of the U.S. Military Academy and served in the U.S. Army from 1963 to 1971. He received
Masters of Science degrees in physics and electrical engineering from Massachusetts Institute of Technology in 1967 and a Doctor of Business Administration degree from George Washington University in 1972. Following military service, he was associated with the First National Bank of Chicago from 1971 to 1979, last serving as senior vice president. He was president of Exchange National Bank of Chicago from 1979 to 1983. Mr. Holland founded Holland
Partners, Inc. in 1983 and through this company acquired control of six Illinois savings banks and one Texas savings bank. He sold his banks in 1995 and 1996 and now concentrates on investments in financial services and real estate. He is a director of Lifeline Shelter Systems, Inc., Wisconsin Industrial Products Inc., First Financial
Training Services and the Institute for the International
Education of Students.

KATHERINE E. SMITH
GROUP EXECUTIVE                                              [PHOTO]
DAIRY MANAGEMENT INC., CHICAGO, ILLINOIS
Director of CILCORP since 1985
Member of Audit and Director Affairs Committees
      Ms. Smith was born at Chicago, Illinois in 1940. She
is a 1961 graduate of Oregon State University with a degree
in family and consumer science. She was named to her
current position in 1995. From 1982 to 1994, Ms. Smith was
vice president, consumer affairs, U. S. Grocery Products
Division of The Quaker Oats Company. She was formerly with
The Great Atlantic & Pacific Tea Company, Inc. from 1976 to
1982 as vice president, consumer affairs and marketing
services, and prior to that was associated with The
Pillsbury Company. She began her business career with
Southern California Gas Company, a division of Pacific
Lighting Corporation, where she advanced through various
positions related to customer services. Ms. Smith is active
in a number of professional and civic associations
including the American Association of Family & Consumer
Science. In addition, she is a trustee of the Oregon State
University Foundation.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING APRIL 1999

JOHN R. BRAZIL
PRESIDENT OF BRADLEY UNIVERSITY, PEORIA, ILLINOIS            [PHOTO]
Director of CILCORP since 1993
Member of Audit and Director Affairs Committees
      Dr. Brazil was born at Los Angeles, California in
1946. He received a bachelor's degree in history from
Stanford University in 1968 and a master's degree and Ph.D.
in American studies from Yale University in 1972 and 1975,
respectively. In 1980, he was a Fulbright senior scholar in
English and American studies at the University of Sydney,
Australia. Prior to joining Bradley University as president
in January 1992, he served as chancellor and professor of
English at the University of Massachusetts Dartmouth
(formerly known as Southeastern Massachusetts University)
from 1984 through 1991. Dr. Brazil was previously
associated with San Jose' State University in California
for eleven years, last serving as professor of humanities
and American studies and vice president for academic
affairs. He is a director of First of America Bank-
Illinois, N.A. Peoria Regional Advisory Board, Methodist
Health Services Corporation, National Association of
Independent Colleges and Universities and past chair of the
Walter Byers Post- Graduate Scholarship Committee of the
National Collegiate Athletic Association.

JERRY D. CAULDER
CHAIRMAN EMERITUS OF MYCOGEN CORPORATION,                    [PHOTO]
SAN DIEGO, CALIFORNIA
Director of CILCORP since 1996
Member of Audit and Compensation Committees
      Dr. Caulder was born in Gideon, Missouri in 1942. He received a Bachelor of Science degree in botany and zoology from Southeast Missouri State University in 1964 and a
Master's degree and a Doctorate in agronomy and plant physiology in 1969 from the University of Missouri as well as an Honorary Doctorate of Science in 1997. In 1984, Dr.
Caulder joined Mycogen Corporation (agricultural biotechnology products and services) as president and chief executive officer and was elected chairman of the board in 1989. Prior to joining Mycogen, he managed various aspects of both the international and domestic business of Monsanto
Company for over 15 years. He serves as a consultant and speaker to various organizations, including the Brookings
Institute (Washington, D.C.), The Keystone Group (Keystone,
Colorado) and the World Economic Forum (Geneva,
Switzerland).

MURRAY M. YEOMANS
RETIRED CHAIRMAN OF YEOMANS DISTRIBUTING COMPANY,            [PHOTO]
PEORIA, ILLINOIS
Director of CILCORP since 1987
Member of Executive and Director Affairs Committees
      Mr. Yeomans was born at Philadelphia, Pennsylvania in
1935. He is a 1958 graduate of Miami University (Ohio) with
a degree in business administration. He joined Yeomans
Distributing Company (wholesale appliances and central
heating and cooling equipment) in 1960 and was named
president in 1972 and chairman and chief executive officer
in 1991. In June of 1996 Mr. Yeomans, who was the sole
shareholder of Yeomans Distributing Company, sold the
company to the employees through an Employee Stock
Ownership Plan (ESOP) and retired from the company. He is
chairman of the Peoria Area Community Foundation Depository
and a director of Peoria Area Community Foundation. In
addition, he is a member of the Saint Francis Medical
Center Advisory Board, the First of America Bank-Illinois,
N.A. Peoria Regional Advisory Board and a director of the
Illinois Neurological Institute. Mr. Yeomans is active in
civic and charitable activities.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING APRIL 2000

MARCUS ALEXIS
BOARD OF TRUSTEES PROFESSOR OF ECONOMICS AND                 [PHOTO]
PROFESSOR OF MANAGEMENT AND STRATEGY
NORTHWESTERN UNIVERSITY, EVANSTON, ILLINOIS
Director of CILCORP since 1988
Member of Compensation and Finance Committees
      Dr. Alexis was born at New York, New York in 1932. He
graduated from Brooklyn College in 1953 with a degree in
economics. Dr. Alexis received a Master of Arts degree in
economics from Michigan State University in 1954, and a
Ph.D degree in economics from the University of Minnesota
in 1959. He initially joined Northwestern University in
1970 and served as chairman of the Department of Economics
from 1976-1979 and 1982-1985. During the period 1979 to
1981, he was a member, vice chairman and acting chairman of
the Interstate Commerce Commission. He joined the
University of Illinois at Chicago in 1985 as dean of the
College of Business Administration and professor of
economics. He returned to Northwestern University in 1990.
He is former Chairman of the Federal Reserve Bank of
Chicago and serves on the board of the Teachers Insurance
and Annuity Association, the Metropolitan Planning Council
in Chicago, and is also a director of the Lincoln Park
Zoological Society.

H. SAFFORD PEACOCK
INVESTMENT MANAGEMENT AND FARMING                            [PHOTO]
Director of CILCORP since 1985
Member of Executive and Finance Committees
      Mr. Peacock was born at Monmouth, Illinois in 1928.
He graduated from the Massachusetts Institute of Technology
in 1950. He joined Myers Industries, Inc. (manufacturers of
store fixtures and storage shelving) in Lincoln, Illinois
in 1953 in an engineering capacity, and was elected vice
president of manufacturing and director in 1960. He served
as vice president and general manager from 1974 until his
retirement in 1977. He is active in investment management,
including farming operations and industrial real estate. He
is a trustee and past chairman of the board of trustees of
Lincoln College and a trustee and past chairman of the
board of trustees of Monmouth College. He also serves as a
director of the National Defense University Foundation in
Washington, D.C. He was a director of CILCO from 1978 to
1994.

RICHARD N. ULLMAN
PRESIDENT OF FEDERAL COMPANIES, PEORIA, ILLINOIS             [PHOTO]
Director of CILCORP since 1988
Member of Executive and Finance Committees
      Mr. Ullman was born at Peoria, Illinois in 1934. He
graduated from DePauw University in 1956 with a liberal
arts degree. He joined Federal Warehouse Company in 1957.
In 1973 he was named president of that company and of
Federal Companies (commercial warehousing, local and long
distance moving). He is a director of First of America
Bank-Illinois, N.A. Peoria Regional Advisory Board,
Keystone Consolidated Industries, Inc. and the Peoria
Medical Research Corporation. Mr. Ullman is a member of the
Saint Francis Medical Center Advisory Board, a member of
the advisory board of Children's Hospital of Illinois at
Saint Francis Medical Center, and serves as a member of the
board of trustees of Bradley University. He is active in a
number of professional and civic organizations.

ROBERT O. VIETS
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CILCORP             [PHOTO]
Director of CILCORP since 1988
Member of Executive Committee
      Mr. Viets was born at Girard, Kansas in 1943. He
graduated from Washburn University in 1965 with a degree in
economics and received his law degree from Washington
University School of Law in 1969. He is a certified public
accountant and has had experience with a national
accounting firm. Mr. Viets joined CILCO in 1973 as manager
of special studies and was appointed manager of rates and
regulatory affairs in 1976. He was elected assistant vice
president, regulatory and legislative affairs, in 1980;
vice president, financial services in 1981; vice president
(finance group) in 1983; senior vice president of the
Company and CILCO in 1986 and to his present position with
the Company in 1988. He is also chairman and chief
executive officer of CILCO and QST Enterprises Inc. and a
director of CILCORP Investment Management Inc. and QST
Environmental Inc. Mr. Viets is a director of Consumers
Water Company; First of America Bank-Illinois, N.A. Peoria
Regional Advisory Board; RLI Corp.; Lincoln Office Supply
Co., Incorporated; the Peoria Medical Research Corporation
and Methodist Health Services Corporation. He serves as a
member of the board of trustees of Bradley University.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Board of Directors has, among others, Audit, Compensation and Director Affairs Committees.

      The Audit Committee is responsible for reviewing audits made by the Company's independent accountants, including the scope of the auditors' reports and reviewing such other matters, such as the effectiveness of internal controls, as the Committee may deem appropriate. The Audit Committee recommends to the Board of Directors the independent accounting firm which will be engaged to audit the Company's financial statements. The Committee also reviews the activities of the Company's internal auditors. Directors serving as members of the Committee are Messrs. Brazil, Bunn, Caulder and Ms. Smith. During 1997, the Committee held four meetings.

      The Compensation Committee considers and makes recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. Directors serving as members of the Committee are Messrs. Alexis, Caulder and Holland. During 1997, the Committee held seven meetings.

      The Director Affairs Committee, in addition to monitoring governance policies of the Board, reviews and recommends to the Board of Directors nominees to serve on the Board. The Committee considers nominees brought to its attention by other members of the Board, by members of management and by shareholders. Shareholders may submit recommendations to the Committee with respect to nominees by writing to the Secretary of the Company. Under the Company's By-laws, written notice of any shareholder nomination of an individual for election as a director at the Annual Meeting must be received by the Secretary of the Company at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602, not later than sixty days prior to the first anniversary of the date of the last Annual Meeting of Shareholders and set forth the name, age, business and residential address, principal occupation, number of shares of common stock owned and such other information concerning the nominee as may be required by the federal securities laws in respect of an individual nominated as a director for whom proxies are solicited. (A copy of the Company's By-laws specifying the requirements for shareholder nominations will be furnished to any shareholder without charge upon written request to the Secretary.) Directors serving as members of the Committee are Ms. Smith and Messrs. Brazil, Holland and Yeomans. During 1997, the Committee held five meetings.

      During 1997, the Board of Directors held a total of seven meetings.

DIRECTORS' COMPENSATION

      No fees are paid to directors who are employees of the Company or its subsidiaries. Non-employee members of the Board receive a total annual retainer fee of $18,000 for serving on the Company's Board and on the Board of any of the Company's subsidiaries, prorated for less than a year's service. Non-employee directors also receive an attendance fee of $1,000 for attending meetings of the Board of Directors of the Company and an attendance fee of $1,000 for each meeting attended of committees of the Board. Directors also are reimbursed for their travel expenses for each Board or committee meeting attended.

                             EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation earned for the years 1997, 1996 and 1995 for the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries who perform policy-making functions for the Company.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION      LONG-TERM
                                                                   COMPENSATION
                                           ---------------------  ---------------     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR       SALARY    LTIP PAYOUTS(1)  COMPENSATION(2)
-----------------------------------------  ---------  ----------  ---------------  ----------------
Robert O. Viets                              1997     $  406,423     $  61,272        $   37,817
President and Chief Executive                1996        382,544        64,500            31,894
Officer of the Company                       1995        327,756        17,819            34,925

J. Mark Elliott                              1997        232,269        82,400            18,511
President and Chief Operating                1996         30,288             0                 0
Officer of QST Enterprises Inc. (3)          1995              0             0                 0

William M. Shay                              1997        207,737        66,467            26,844
Executive Vice President and                 1996        194,398        81,981            22,948
Chief Legal Officer                          1995        185,838        54,641            24,812
of the Company (4)

James F. Vergon                              1997        207,738        65,616            16,831
President and Chief                          1996        194,564        86,542            14,634
Operating Officer of CILCO                   1995        181,661        61,437            15,610

Thomas S. Romanowski                         1997        152,121       127,614            16,461
Vice President of CILCO                      1996        145,449        72,492            13,749
                                             1995        133,584        56,662            14,442

(1) Amounts paid were paid pursuant to the Company's or Central Illinois Light Company's EVA-Registered Trademark--Based Incentive Compensation Plans.

(2) Amounts shown in this column for 1997 represent (a) employer contributions under the CILCO Employees' Savings Plan to Mr. Viets $4,734, Mr. Shay $4,758, Mr. Vergon $4,750, Mr. Romanowski $4,945 and, under the QST Enterprises Inc. Profit Sharing and Savings Plan, to Mr. Elliott $3,511; (b) earnings on deferred compensation to Mr. Viets, $33,083, Mr. Shay $22,086, Mr. Vergon, $12,081 and Mr. Romanowski $11,516 and (c) an additional bonus of $15,000 paid to Mr. Elliott.

(3) Mr. Elliott joined QST Enterprises Inc. as President and Chief Operating Officer in November 1996.

(4) Mr. Shay became Chief Legal Officer on November 4, 1997 in addition to being Executive Vice President of the Company.

EVA-REGISTERED TRADEMARK--BASED INCENTIVE COMPENSATION PLAN

      Incentive compensation is awarded in accordance with the Company's EVA-Registered Trademark--Based Incentive Compensation Plan (the "EVA-Registered Trademark- Plan"). The purpose of the EVA-Registered Trademark- Plan is to provide an incentive to eligible officers and senior managers to increase and maintain shareholder value by rewarding the achievement of these objectives. EVA-Registered Trademark- is a measure of profitability that is based on the difference between the return earned on the capital invested in an enterprise and the cost of that capital. This difference can be either positive or negative and results in an addition to or a deduction from award balances accumulated from prior years. Each year, one third of the net balance accumulated is paid to the participant. That portion of the incentive compensation which has been deferred is "at risk" since a negative EVA-Registered Trademark- in a subsequent year may eliminate previously accumulated balances. The calculation of the award pool is based, in part, on a fixed percentage of the improvement in EVA-Registered Trademark- from the prior year and, in part, on a fixed percentage of the average of EVA-Registered Trademark- contributed over a three-year period. These percentages, which do not change from year to year, were determined when the EVA-Registered Trademark- Plan was originally established and were designed, using historical financial data, to create an award pool of sufficient size to achieve the Plan objectives and are used only for that purpose. Annually, at the outset of each plan year, the Compensation Committee determines the portion of the award pool to be allocated to each participant, including the executive officers, based on that individual's job responsibilities and the Committee's evaluation of the effect which that individual's performance is expected to have on the size of the award pool. A portion of the award pool is allocated, at the Committee's discretion, at the conclusion of each plan year. Discretionary awards are determined on the basis of the CEO's recommendation and the compensation policies established by the Committee. Both the non-discretionary and discretionary portions of an award are added to each participant's account balance, one third of which is paid and the remainder of which remains at risk in the account balance. Effective January 28, 1997, the Board of Directors of the Company terminated the EVA-Registered Trademark- Plan for all participants except Mr. Viets, Mr. Elliott, Mr. Shay and Mr. Vergon replacing it with the CILCORP 1997 Incentive Compensation Plan. Award balances accumulated in prior years were distributed to all terminating participants.

CILCORP 1997 INCENTIVE COMPENSATION PLAN

      All of the Company's officers, except those participating in the EVA-Registered Trademark- Plan, and other management employees who play key roles in achieving annual financial and operating objectives participated in the Company's 1997 Incentive Compensation Plan. The Plan includes a target bonus opportunity at a pre-determined percent of annual base compensation. 50% of the bonus payout is based upon the achievement of targeted earnings per share and 50% of the bonus payout is based upon individual achievement of pre-determined goals established between employee and supervisor. The minimum threshold for the bonus payout based upon earnings per share is 80% of the targeted earnings per share with a maximum payout based upon 120% of targeted earnings per share.

EXECUTIVE EMPLOYMENT AGREEMENTS

      In 1997, the Company, with the approval of the Board of Directors, entered into employment agreements with Messrs. Viets and Shay, and Messrs. Elliott and Vergon entered into comparable employment agreements with QST Enterprises Inc. and Central Illinois Light Company, respectively. The term of each agreement is for a period of three years unless a notice of termination or an event of termination (resignation following a reduction in compensation or change of the officer's principal place of employment) occurs, in which event the compensation and benefit payments under the agreement will terminate three years following termination of employment. During the period following such termination of employment, each officer is entitled to compensation consisting of annual base salary, continued participation in certain employee benefit plans, and a single payment in a sum equal to the officer's last three annual incentive awards and any balance remaining in the officer's award bank under the Company's EVA-Registered Trademark--Based Incentive Compensation Plan. Following termination, the officer may not compete for a period of one year with the Company and is obliged to make reasonable efforts to obtain other comparable employment. The agreements also provide additional payments to the officer in an amount equal to any excise tax imposed by the Internal Revenue Code. Salary and benefit payments do not continue in the event the employee is terminated for cause or as a result of death or disability.

SHAREHOLDER RETURN INCENTIVE COMPENSATION PLAN

      The purposes of the Shareholder Return Incentive Compensation Plan are to promote growth in the value of the Company's common stock, to attract and retain executives of outstanding ability, to encourage teamwork among the executives of the Company and its subsidiaries, and to reward performance based on the successful achievement of pre-established corporate financial goals. Participants under this Plan are eligible key employees of the Company or its subsidiaries, who, due to the nature and scope of their positions, regularly and directly make or influence policy decisions which impact the overall long-term results or success of the Company. Performance share grants are made by a committee of the Board (comprised of disinterested directors) which has discretion to establish the performance periods, the number of performance shares granted and the threshold price above which performance share grants may be exercised. Performance shares are exercisable by participants at such times as the market price of the Company's common stock exceeds the threshold price. The number of performance shares granted determines the number of shares of common stock which may be awarded. Any exercise of performance shares which would result in an award in excess of the number of shares of common stock available under the Plan is paid as a separate cash bonus based on the market price of the excess shares. With the exception of Mr. Romanowski, the executive officers listed in the Summary Compensation Table received performance share grants under this Plan in 1997 as set forth in the table below. This represents 100% of the performance shares granted.

                 LONG TERM INCENTIVE PLANS--AWARDS IN 1997 (1)

                                                                                  ESTIMATED FUTURE PAYOUTS
                                       PERFORMANCE OR OTHER   ----------------------------------------------------------------
                NUMBER OF SHARES,          PERIOD UNTIL
              UNITS OR OTHER RIGHTS    MATURATION OR PAYOUT         THRESHOLD(4)                TARGET(5)          MAXIMUM(6)
              ----------------------  ----------------------  -------------------------  ------------------------  -----------
              EVA-REGISTERED          EVA-REGISTERED          EVA-REGISTERED             EVA-REGISTERED            EVA-REGISTERED
    NAME      TRADEMARK-(2)  SRP(3)   TRADEMARK-(4)    SRP    TRADEMARK-(5)    SRP(6)    TRADEMARK-(7)   SRP(8)    TRADEMARK-(9)
------------  -----------  ---------  -----------  ---------  ----------  -------------  -----------  -----------  -----------
R. O. Viets    $  44,400     190,000           --  1997-1998   $  40,848            0     $  55,648       41,304    $ 122,545
J. M.
Elliott        $  22,200      42,000           --  1997-1998   $  54,933            0     $  62,333        9,130    $ 164,800
W. M. Shay     $  22,200      59,000           --  1997-1998   $  44,312            0     $  56,125       12,826    $ 132,935
J. F. Vergon   $  22,200      59,000           --  1997-1998   $  40,180            0     $  51,664       12,826    $ 120,541


    NAME        SRP(10)
------------  -----------
R. O. Viets       67,858
J. M.
Elliott           15,000
W. M. Shay        21,071
J. F. Vergon      21,071

-------

 (1) Amounts listed under columns headed "EVA-Registered Trademark-" are dollar amounts under the Company's EVA-Registered Trademark--Based Incentive Compensation Plan. Columns headed "SRP" pertain to the Company's Shareholder Return Incentive Compensation Plan.

 (2) Amounts listed are the net increases accrued during the 1997 plan year to previously accumulated balances.

 (3) Amounts listed are the number of performance shares allocated in 1997.

 (4) Each year, one-third of the net balance accumulated in the EVA-Registered Trademark- Plan is paid to the participant. (See Summary Compensation Table for amounts paid in 1997.)

 (5) Amounts listed are payable if net change in EVA-Registered Trademark- in 1998 is zero.

 (6) Represents minimum amount received if market price of Company stock does not exceed $36 per share.

 (7) Amounts listed are payable if net change in EVA-Registered Trademark- in 1998 is the same as in 1997.

 (8) Amounts listed are the number of shares of common stock of the Company received upon exercise of all performance shares if the market price is $46 per share.

 (9) Amounts listed are accumulated balances at the beginning of the 1998 plan year.

(10) Amounts listed are the number of shares of common stock of the Company received upon exercise of all performance shares if the market price is $56 per share. A market price in excess of $56 per share would result in the payment of a cash bonus based on the amount of such excess and the number of performance shares held.

CERTAIN PLANS

      CILCO BENEFIT REPLACEMENT PLAN. The CILCO Board of Directors has established a Benefit Replacement Plan (the "Benefit Replacement Plan"). The Benefit Replacement Plan provides for payments to participants from CILCO's general funds to restore the retirement benefit under the CILCO non-contributory Pension Plan for Management, Office and Technical Employees (the "Pension Plan"), when such benefit is restricted by (1) the maximum defined benefit limitation of Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) the indexed compensation limitation of Section 401(a)(17) of the Code, and (3) participation in certain deferred compensation plans. The Benefit Replacement Plan generally covers all Pension Plan participants affected by these restrictions and provides for payment at the times and in the forms of the Pension Plan.

      CILCO PENSION PLAN. Pension benefits are provided to Company employees through CILCO's Pension Plan. Directors who are not employees do not participate in this Plan. Pension benefits are determined using a formula based on years of service and highest average rate of monthly earnings for any sixty consecutive month period. The normal retirement date specified in the Pension Plan is age
65. Retirement prior to age 62 results in an appropriate reduction in pension benefits.

      The following table shows the aggregate annual benefits payable on a straight life annuity basis upon retirement at normal retirement age under the Pension Plan and under the Benefit Replacement Plan discussed above. The amounts shown are not subject to any deduction for Social Security benefits or other offset amounts other than that for an optional survivorship provision.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ----------------------------------------------------------
REMUNERATION    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-------------  ----------  ----------  ----------  ----------  ----------
     200,000       42,750      57,000      71,250      85,500      99,750
     225,000       48,096      64,128      80,160      96,192     112,224
     250,000       53,442      71,250      89,064     106,878     124,692
     300,000       64,128      85,500     106,878     128,250     149,628
     350,000       74,814      99,750     124,692     149,628     174,564
     400,000       85,500     114,000     142,500     171,000     199,500
     500,000      106,878     142,500     178,128     213,715     249,378

      The sum of annual and long-term compensation shown for the executive officers listed in the above Summary Compensation Table is substantially compensation as covered by the Pension Plan and the Benefit Replacement Plan. At January 1, 1998, the credited years of service under the Pension Plan for such officers are as follows: R. O. Viets--24 years, W. M. Shay--15 years, J. F. Vergon--26 years and T. S. Romanowski--26 years. Mr. Elliott is not a participant in the CILCO Pension Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      BACKGROUND AND POLICIES. The Compensation Committee of the Board of Directors (the "Committee") is comprised of three non-employee members of the Board. The Committee considers and makes recommendations to the Board with respect to the compensation of the executive officers (the president and vice presidents) of the Company. The Committee's compensation policies with respect to the executive officers are as follows:

    1. Compensation levels should be established which are internally fair and equitable, bearing in mind (a) past practices, patterns and relationships, and (b) the relationship between officer level compensation and the compensation provided for top level managers throughout the Company.

    2. Compensation should be comparable and reasonable in relation to similar positions in other companies of like size, structure and purpose. A group of utility and utility holding companies of comparable size and nature was used for comparative purposes. This group includes consideration of thirteen holding companies with revenues under $1 billion that had a utility as a major subsidiary and non-regulated businesses. The group differs from the group of companies identified for comparative stock performance purposes.

    3. Compensation of the executive officers should be directly related to the economic value created for the Company's shareholders.

    4. A compensation program should be designed to attract and retain superior management.

      EXECUTIVE OFFICER COMPENSATION PROGRAM. The Company's current executive officer compensation program is comprised of two major components: base salary and incentive compensation. Base salary levels for the Company's executive officers are set by the Committee relative to other utility and utility holding companies of similar size. In addition, the Committee also considers the individual officer's experience and performance. Salaries of the executive officers are reviewed each year by the Committee and may be adjusted based on the individual's contribution to the Company's performance, as well as competitive pay levels.

      The Company has not yet developed a policy with respect to qualifying certain performance-based compensation paid to its named executive officers under the EVA-Registered Trademark- Plan and the Shareholder Return Plan for corporate deductibility under Section 162(m) of the Internal Revenue Code. The total compensation paid to each of these officers in 1997 was significantly below the $1,000,000 deductibility cap specified in Section 162(m). If and when it is anticipated that the total compensation paid to any of these named executive officers will reach this limit, the Company will establish such a policy.

      PRESIDENT'S COMPENSATION. All outside directors of the Company are engaged annually in a review of the president and chief executive officer's performance prior to approving his compensation. The Compensation Committee of the Board reviews such evaluations and makes a recommendation to the full Board regarding compensation for the ensuing year.

      Upon the Committee's recommendation, Mr. Viets was awarded a salary of $410,000 commencing April 1, 1997, representing an increase of 3.6% over his prior salary level. The Committee based its decision on studies which indicated that Mr. Viets' base salary was similar to the base salary compensation of the Chief Executive Officers at comparable companies. The Committee considered the achievement of the Company's objectives in the preceding year, under Mr. Viets' direction, and the development of additional capabilities within the organization that will prove to be valuable in deregulated energy markets. The Committee recognized Mr. Viets' vision and direction in placing the Company in a leadership position within the utility industry. The Committee's evaluation also focused on management of the ongoing operations of the Company and its subsidiaries, as well as communications with all relevant constituencies. Mr. Viets also received an award of $61,272 pertaining to the Company's 1997 EVA-Registered Trademark-based Incentive Compensation Plan.

                                      Compensation Committee
                                          Homer J. Holland, CHAIRPERSON
                                          Marcus Alexis
                                          Jerry D. Caulder

COMPARATIVE STOCK PERFORMANCE

      The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock of the Company during the five years ended December 31, 1997 with the cumulative total return on the S&P 500 Index and the S&P Utility Index over the same period. The S & P Utility Index includes gas pipeline and telecommunications companies in addition to electric and combination gas and electric companies. The comparison assumes $100 was invested on December 31, 1992 in the Company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CILCORP INC.     S&P 500    S&P UTILITIES
1992               $100.00    $100.00           $100.00
1993               $100.51    $110.08           $114.44
1994                $93.08    $111.53           $105.35
1995               $131.09    $153.45           $149.62
1996               $120.27    $188.68           $154.29
1997               $170.61    $251.63           $192.33

2.  OTHER MATTERS

      The Board has no knowledge of any business to be presented for consideration at the Annual Meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for 1998. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders to be presented at the April 27, 1999 Annual Meeting must be received not later than November 13, 1998, for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to the Secretary, CILCORP Inc., 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602.

                                      By Order of the Board of Directors,

                                      John G. Sahn
                                      Vice President, General Counsel and
                                      Secretary

March 13, 1998

EVA-Registered Trademark- is a registered trademark of Stern Stewart & Co